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                             UST CORP. SUBSIDIARIES

DIRECT SUBSIDIARIES OF UST CORP.:

    USTrust

    United States Trust Company

    JSA Financial Corporation

    UST Investment Advisors, Inc. (Inactive)

    Mosaic Corp.

DIRECT AND INDIRECT SUBSIDIARIES OF USTRUST:

    UST Leasing Corporation

    UST Auto Lease Corp.

    UST Securities Corp.

    USTrust Securities Corp.

    Norfolk Holdings, Inc.

    Court Street Holdings, Inc.

    TABEB Corp.

    Middlesex Realty Holdings Corp.

    UST Merchant Bancorp, Inc. (Inactive)

    Bra-Prop Corp.

    Braintree Securities Corp.

    Braintree Savings Corp.

    Builders Collaborative Inc.

    Walden Financial Corp.

    Walden Securities Corp., Inc.

    Firestone Financial Corp.

    Firestone Financial Canada, Ltd.

DIRECT SUBSIDIARIES OF UNITED STATES TRUST COMPANY:

    Property Research Group, Inc. (Inactive)

    UST Capital Corp.